Exhibit 99.3
UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS
OF LOUD TECHNOLOGIES INC. AND MARTIN AUDIO, LTD.
The following unaudited pro forma condensed combined financial statements give effect to the transaction between LOUD Technologies Inc., a Washington corporation and Martin Audio, Ltd., a UK based manufacturer of loudspeakers and related equipment, using the purchase method of accounting for the business combination.
On April 11, 2007 LOUD Technologies Inc. (“LOUD”) completed the acquisition of shares of Martin Audio, Ltd. (“Martin”), in accordance with the Purchase Agreement (the “Purchase Agreement”), dated as of March 6, 2007, by and among LOUD, and shareholders of Martin. As a result of the acquisition, Martin is now a wholly owned subsidiary of LOUD. The purchase price was $33.6 million plus acquisition costs of $1.7 million for a total consideration of $35.3 million.
To finance this transaction, LOUD used a portion of the $112 million senior secured credit facility that closed on March 30, 2007, including the funding of the $30.0 million UK Term Loan B. The $30 million UK term loan related to this facility funded on April 10, 2007 in connection with the acquisition of Martin.
The purchase of Martin was initially reported on a Current Report on Form 8-K filed on March 7, 2007 and the acquisition was completed on April 11, 2007. The Form 8-K is being amended hereby to include the financial statements required by Item 9.01.
The transaction will be accounted for as an acquisition of Martin by LOUD under the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations. Under the purchase method of accounting, the total purchase price is allocated to the net tangible and intangible assets acquired by LOUD in connection with the transaction, based on their fair values as of the completion of the transaction. The excess cost over the net tangible and identifiable intangible assets is allocated to goodwill.
The unaudited pro forma condensed combined financial statements present the acquisition of Martin under the purchase method of accounting, which reflects the allocation of the purchase price to the assets acquired and liabilities assumed based on their estimated fair value at the time of the merger. The unaudited pro forma condensed combined financial statements reflect the preliminary purchase price allocation based on LOUD’s estimate of the fair value of the assets acquired and liabilities assumed. The preliminary purchase price allocation is subject to finalization of the valuation of intangible assets, other assets acquired and liabilities assumed. This allocation is expected to be finalized during Q3 2007.
The unaudited pro forma condensed combined balance sheet as of March 31, 2007 gives effect to the transaction as if it had occurred on that date. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2006 and the three months ended March 31, 2007 gives effect to the transaction as if it had occurred on January 1, 2006.
The financial statements of Martin included in the pro forma presentations were derived from the management accounts of the company. Income statement amounts were converted to US dollars using the average monthly exchange rates between the US dollar and Great Britain Pound for the applicable periods. The balance sheet was converted to US dollars using the March 31, 2007 exchange rate.
Adjustments were made to the historical financial statements of Martin to present them in conformance with US GAAP. The nature of these adjustments is described in Note 27 to the historical audited financial statements of Martin presented in Exhibit 99.2 of this document. Specific adjustments made for the pro forma presentation include (in thousands):
Balance sheet at March 31, 2007:

Description	Increase (Decrease)
Add back accumulated amortization of goodwill	$1,710
Recognize accumulated amortization of identified intangibles	(1,061)
Accumulated difference in interest accruals	5
Deferred tax liability arising from 2003 acquisition	(1,400)
Goodwill related to deferred tax liability	1,400
Reduce deferred tax liability for accumulated amortization	320
Increase current liabilities for accumulated amortization of deferred tax liability	(320)

Total effect on shareholders equity	$654
Statements of income:

Description	3 Months Ending	Year Ending
	March 31, 2007	December 31, 2006
Add back amortization of goodwill	$446	$118
Amortization of identified intangibles	(274)	(73)
Gain (loss) on foreign exchange contracts	29	(15)
Interest expense	(2)	—
Taxation	(73)	(26)

Total effect on net income	$126	$4
The accompanying unaudited pro forma condensed combined financial statements are presented in accordance with Article 11 of Regulation S-X. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the proposed transaction had been consummated on January 1, 2006, nor is it necessarily indicative of future operating results or financial position.

The pro forma adjustments are based upon information and assumptions available at the time of the filing of this Form 8-K/A and result in a preliminary allocation of the purchase price based on estimates of the fair value of the assets acquired and liabilities assumed. The unaudited pro forma condensed combined financial statements and the accompanying notes thereto of LOUD and Martin should be read in conjunction with and are qualified by the historical financial statements and notes thereto of LOUD and Martin. LOUD’s historical financial statements are included in LOUD’s Annual Report on Form 10-K for the year ended December 31, 2006 and LOUD’s Quarterly Report on Form 10-Q for the three months ended March 31, 2007. Martin’s historical financial statements and related notes thereto are attached as Exhibit 99.2 to this Form 8-K/A.
We cannot assure you that LOUD will not incur charges in excess of those included in the pro forma total consideration related to the transactions.

UNAUDITED PRO FORMA CONDENSED COMBINED
Balance Sheet
March 31, 2007
(In thousands, except for share amounts)

		Martin	Pro Forma		Pro Forma
	LOUD	US GAAP	Adjustments		Combined
ASSETS
Current assets:
Cash	$4,538	$3,413	$33,014	A
			(33,604)	B	$7,361
Accounts receivable, net	26,797	4,322			31,119
Inventories	46,681	4,378	1,334	C	52,393
Prepaid expenses and other current assets	2,222	695			2,917

Total current assets	80,238	12,808	744		93,790
Property, plant and equipment, net	5,661	616	132	C	6,409
Goodwill and other intangibles, net	13,411	7,435	24,481	B
			(1,466)	C
			5,854	D	49,715
Deferred financing costs and other assets, net	4,441	249			4,690

Total assets	$103,751	$21,108	$29,745		$154,604

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings		$886	$3,014	A
			$1,034	B	$4,934
Accounts payable	16,061	3,357			19,418
Accrued liabilities	9,739	3,090			12,829
Other current liabilities	3,351	68	750	A	4,169

Total current liabilities	29,151	7,401	4,798		41,350
Long-term debt, excluding current portion	70,036	2,233	29,250	A	101,519
Deferred taxes and other liabilities	112	1,400	5,854	D	7,366

Total liabilities	99,299	11,034	39,902		150,235

Shareholders’ equity:
Stock and additional paid in capital	41,493	1,020	(1,020)	B	41,493
Accumulated deficit	(37,041)	9,054	(9,137)	B	(37,124)

Total shareholders’ equity	4,452	10,074	(10,157)		4,369

Total liabilities and shareholders’ equity	$103,751	$21,108	$29,745		$154,604

See accompanying notes to unaudited pro forma condensed combined financial statements.

A	—	This adjustment is short and long term debt issued to acquire Martin. Of this, $30 million is the UK term loan B, while the balance is a line of credit borrowing.

B	—	This adjustment reflects the payment of proceeds to acquire the stock of Martin and the allocation of the purchase price.

C	—	This adjustment reflects the restatement of inventories and property, plant and equipment acquired to fair value and an offsetting reduction in goodwill.

D	—	This adjustment represents the deferred tax liability and corresponding goodwill arising from the differences in the book and tax basis of assets acquired from Martin.

UNAUDITED PRO FORMA CONDENSED COMBINED
Statement of Operations
For the three months ended March 31, 2007
(In thousands, except per share data)

		Martin US	Pro Forma		Pro Forma
	LOUD	GAAP	Adjustments		Combined
Net sales	$50,953	$7,532			$58,485
Cost of sales	37,348	4,600			41,948

Gross profit	13,605	2,932	0		16,537
Operating expenses:
Selling, general, and administrative (Martin includes $51 of costs related to the merger with LOUD)	11,501	1,135	207	A	12,843
Research and development	2,801	396			3,197
Restructuring costs	1,018	0			1,018

Total operating expenses	15,320	1,531	207		17,058

Operating income	(1,715)	1,401	(207)		(521)
Other income (expense):
Interest expense, net	(1,850)	(56)	(134)	B
			1,850	C
			(2,614)	D
			126	E	(2,678)
Management fee	(161)	0	(86)	F	(247)
Other	(2,205)	(40)	2,522	G	277

Total other income (expense)	(4,216)	(96)	1,664		(2,648)

Income (loss) from continuing operations	(5,931)	1,305	1,457		(3,169)
Income tax expense	34	451	(162)	H	323

Net income (loss)	($5,965)	$854	$1,619		($3,492)

Basic and diluted loss per share	($1.24)				($0.72)

Shares used in computing basic and diluted loss per share:
Basic	4,827				4,827
Diluted	4,827				4,827

See accompanying notes to unaudited pro forma condensed combined financial statements.

A	—	This adjustment represents amortization of intangibles other than goodwill of $18.0 million arising from acquisition of Martin. Assigned lives of the intangibles range from 2-20 years.

B	—	This adjustment represents amortization of loan fees of $2.95 million originating from debt refinancing in connection with the acquisition over a five year period.

C	—	This adjustment represents total costs of debt refinanced in connection with the acquisition.

D	—	This adjustment represents interest expense at 10.52% associated with debt assumed in connection with the acquisition.

E	—	This adjustment represents costs of debt of the subsidiary refinanced in connection with the acquisition.

F	—	This adjustment represents the additional management fee to Sun Capital which would be payable on the EBITDA of Martin for the period.

G	—	This adjustment is to add back the write-off of deferred financing costs in Q1 2007 which resulted from replacing the existing debt in order to finance the acquisition.

H	—	This adjustment represents the tax effects of the applicable pro forma adjustments at statutory rates of US Alternative Minimum Tax of 20% caused by current NOL’s and 30% for the UK. Registrant expects its effective income tax rate in the future to be lower due to a pending decrease in UK rates.

UNAUDITED PRO FORMA CONDENSED COMBINED
Statement of Operations
For the year ended December 31, 2006
(In thousands, except per share data)

		Martin US	Pro Forma		Pro Forma
	LOUD	GAAP	Adjustments		Combined
Net sales	$215,033	$28,803			$243,836
Cost of sales	143,581	17,153	1,207	A	161,941

Gross profit	71,452	11,650	(1,207)		81,895
Operating expenses:
Selling, general, and administrative	49,313	4,322	773	B	54,408
Research and development	11,754	1,307			13,061
Restructuring costs	1,604	0			1,604

Total operating expenses	62,671	5,629	773		69,073

Operating income	8,781	6,021	(1,980)		12,822
Other income (expense):
Interest expense, net	(6,546)	(430)	(515)	C
			6,693	D
			(10,597)	E
			674	F
			686	G	(10,035)
Management fee expense	(1,048)				(1,048)
Other	(131)	(584)	(3,378)	G	(4,093)

Total other income (expense)	(7,725)	(1,014)	(6,437)		(15,176)

Income (loss) before income taxes	1,056	5,007	(8,417)		(2,354)
Income tax expense	431	1,674	(1,146)	H	959

Net income (loss)	$625	$3,333	($7,271)		($3,313)

Basic and diluted income (loss) per share	$0.13				($0.69)

Shares used in computing basic and diluted net income (loss) per share:
Basic	4,807				4,807
Diluted	4,979				4,979

See accompanying notes to unaudited pro forma condensed combined financial statements

A — This adjustment represents the rollover to cost of sales of the write-up of inventories of the acquired company to fair value as of 1/1/06.
B —
This adjustment represents amortization of intangibles other than goodwill of $18.0 million arising from acquisition of Martin. Assigned lives of the intangibles range from 2-20 years.
C —
This adjustment represents amortization of loan fees of $2.95 million originating from debt refinancing in connection with the acquisition over a five year period.
D —
This adjustment represents total costs of debt refinanced in connection with the acquisition.
E — This adjustment represents interest expense at 10.52% associated with debt assumed in connection with the acquisition.
F — This adjustment represents costs of debt of the subsidiary refinanced in connection with the acquisition.
G –
This adjustment is to write-off the deferred financing costs on LOUD’s balance sheet as of January 1, 2006 which resulted from replacing the existing debt in order to finance the acquisition.
H —
This adjustment represents the tax effects of the applicable pro forma adjustments at statutory rates of US Alternative Minimum Tax of 20% caused by current NOL’s and 30% for the UK. Registrant expects its effective income tax rate in the future to be lower due to a pending decrease in UK rates.